EXHIBIT 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

IBC Announces First Quarter Earnings

LAREDO, Texas—-(BUSINESS WIRE)—May 7, 2007—International Bancshares Corporation (NASDAQ: IBOC) today reported earnings for the first quarter of 2007 of $18.6 million, or $.29 diluted earnings per common share and $.30 basic earnings per common share, as compared to $24.0 million or $.37 diluted earnings per common share and $.38 basic earnings per common share for the same period of 2006.

Net income for the first quarter 2007 was negatively impacted by an impairment charge of $13.1 million, after tax, on certain investments.  A significant portion of the impairment charge is a result of the Company’s strategic identification of certain investment securities to be sold in 2007 with the proceeds from the sales to be used to reduce Federal Home Loan Bank (“FHLB”) borrowings. The investments identified for sale were certain hybrid mortgage backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate.  The sale of the securities will facilitate a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and also improve operating ratios.  As a result of this decision, the Company marked the securities to market.

Net income for the first quarter of 2006 was negatively impacted by a $8.9 million, net of tax, charge to operations as a result of the loss of a IRS tax lawsuit that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and relates to certain leasing transactions previously discussed in Footnote 17 of the Notes to Consolidated Financial Statements set forth in the Company’s 2006 Annual Report.  Because of the trial court judgment, uncertainty of the outcome at the appellate level and the similarity between the litigated lawsuit and one that is pending, the Company took the $8.9 million charge, net of tax.

                “I’m pleased with the first quarter earnings of 2007 despite the impairment charge related to the investment securities.  The Company believes the re-positioning of the balance sheet to a more neutral position in terms of interest rate risk will positively impact the Company’s operations in the long-term.” Dennis E. Nixon, President and CEO, said.  “The Company has continued to grow its operations and enhance long term shareholder value through aggressive de novo branch expansion.  I am also pleased with the Board of Directors’ confidence in the Company’s continued earnings potential, resulting in the Board’s declaration of a $.35 per share cash dividend payable on May 1, 2007 and a 10% stock dividend payable on June 8, 2007.”

Total assets at March 31, 2007 were $11.2 billion compared to $10.9 billion at December 31, 2006.  Total loans at March 31, 2007 were $5.1 billion compared to $5.0 billion at December 31, 2006.  Deposits at March 31, 2007 were $7.2 billion compared to $7.0 billion at December 31, 2006.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 230 facilities and more than 380 ATMs serving 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml